EXHIBIT 99.1


                      Consent of Person to Become Director


Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the Prospectus constituting part of this Registration Statement on Form S-B2 of CPI Aerostructures, Inc. as a person to become a director of CPI Aerostructures, Inc.

/s/ A.C. Providenti
A.C. Providenti


January 22, 2003